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                                  [Zycon Logo]

                               December 11, 1996

Dear Stockholder:

     We are pleased to inform you that Zycon Corporation has entered into a definitive Agreement and Plan of Merger with Hadco Corporation pursuant to which Hadco has agreed to acquire the Company. Under the Agreement and Plan of Merger, Hadco Acquisition Corp., a wholly owned subsidiary of Hadco, today commenced a cash tender offer for all outstanding shares of the Company's common stock at a price of $18.00 per share. The Agreement and Plan of Merger provides that, following completion of the tender offer, Hadco's subsidiary will acquire any remaining shares through a merger for the same cash price per share.

     YOUR BOARD OF DIRECTORS, BY UNANIMOUS VOTE, HAS APPROVED THE AGREEMENT AND PLAN OF MERGER, INCLUDING THE TENDER OFFER AND MERGER, AND DETERMINED THAT THE TERMS OF THE TENDER OFFER AND MERGER ARE FAIR TO AND IN THE BEST INTEREST OF STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO HADCO'S SUBSIDIARY. ALL OF THE DIRECTORS, WHO AS A GROUP OWN APPROXIMATELY 57% OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK ON A FULLY DILUTED BASIS, HAVE AGREED TO TENDER ALL OF THEIR SHARES TO HADCO'S SUBSIDIARY.

     In arriving at its decision to recommend the offer, the Board of Directors gave careful consideration to a number of factors, which are described in the
Schedule 14D-9 filed by the Company with the Securities and Exchange Commission and enclosed with this letter. We urge you to consider carefully the Schedule 14D-9 and Hadco's offering materials, which are also enclosed with this letter and provide instructions on how to tender shares.

     Zycon's management and Directors thank you for the support you have given the Company.

                                          Sincerely,

                                          /s/ Ronald H. Donati
                                          Ronald H. Donati,

                                          President and Chief Executive Officer

455 El Camino Real   Santa Clara   California   95050  (408) 241-9900  FAX (408)
241-9527